Exhibit 99.1

LITTELFUSE Completes ACQUIsition of TE CONNECTIVITY CIRCUIT PROTECTION business

CHICAGO, March 25, 2016 – Littelfuse, Inc. (NASDAQ:LFUS) today announced it successfully completed its acquisition of the circuit protection business of TE Connectivity Ltd. (NYSE: TEL) for $350 million in cash. The circuit protection business has a leading position in polymer-based resettable circuit protection devices, with a strong global presence in the automotive, battery, industrial, communications and mobile computing markets. The acquired business has operations in Menlo Park, California and manufacturing facilities in Tsukuba, Japan and Shanghai and Kunshan, China.

Littelfuse will continue to produce and sell PolySwitch® devices, 2Pro® devices, PolyZen® devices and other circuit protection products that are part of the acquisition.

“This is an exciting day for Littelfuse,” said Gordon Hunter, CEO of Littelfuse.  “With this acquisition, we have strengthened our core circuit protection business – both with new products and new markets. We believe our expanded product portfolio and manufacturing capabilities provide excellent growth opportunities for the future.”

About Littelfuse
Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power controls and sensing. The company serves global customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has nearly 9,000 employees in more than 35 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This release should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 2, 2016. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 2, 2016.

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